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EXHIBIT 10.16

    August 27th, 2001

    Mr. H. David Johnson
3 Willow Spring Court
Moraga, CA 94556
(925) 376-6439

Re: Settlement Agreement and Release of Claims

Dear Mr. Johnson:

This letter constitutes a settlement agreement and release of claims ("Agreement") that compromises, settles and discharges any and all claims that you may have against PayPal, Inc. (the "Company") including those arising from your employment as Chief Financial Officer, the termination of your employment on August 8th, 2001, and the events surrounding the termination of your employment. You and the Company may be referred to in this Agreement as "Parties," collectively, or as a "Party," individually.

    1.  Separation.  Your last day of work with the Company and your employment termination date was August 8th, 2001 (the "Separation Date").

    2.  Payment.  Although the Company has no policy or procedure requiring payment of any severance benefits, the Company will pay you the gross lump sum amount of $75,000.00, subject to standard payroll deductions and withholdings. That amount will be paid in a lump sum by check within the day you sign this Agreement and return it to the Company by hand.

    3.  Restricted Stock.  Although the Company has no policy or procedure requiring the grant of additional restricted stock, you will be eligible to vest an additional 168,750 Restricted Stock shares previously purchased by you pursuant to the Company's Restricted Stock plan the day you sign this agreement and return it to the company by hand. All remaining Restricted shares previously granted to you will expire unvested on August 8th, 2001. As your start date was 11/8/99, through your separation date you will have vested 21 months of Restricted Stock or 590,625 shares. As you were granted a recourse loan to purchase your initial Restricted Stock, you will need to submit a check for $22,781.25 for the balance of your unvested Restricted Stock shares.

    4.  Medical Benefits.  Although the Company has no policy or procedure requiring the payment of COBRA premiums, should you elect to participate in COBRA, the Company agrees to pay for your medical, dental and vision monthly premium costs ($678.38 per month) for a maximum total of six months, or a maximum value of $4,070.28. At the end of six months, you will be responsible for this monthly premium should you choose to continue to participate in COBRA. Should you elect COBRA, you will receive invoices on a monthly basis, please forward these invoices as soon as you receive them directly to me for payment.

    5.  Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

    6.  Return of Company Property.  Within five (5) days after the Effective Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

    7.  Proprietary Information Obligations.  You will refrain from any use or disclosure of the Company's proprietary or confidential information or materials, unless such use is authorized in writing by an appropriate Company representative.

    8.  Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you disclose this Agreement to your immediate family; (b) the Parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the Parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee. You and the Company will respond to inquiries in words to the effect of: "Dave Johnson left PayPal, Inc. for personal reasons."

    9.  Nondisparagement.  The Company agree not to disparage you, and you agree not to disparage the Company or the Company's other officers, directors, employees, shareholders and agents, in any manner likely to be harmful to the Parties or their business, business reputation or personal reputation; provided that you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.

    10.  Releases.

    8.1. In exchange for the payment and other consideration under this Agreement to which you would not otherwise be entitled, you agree to execute the Employee Agreement and Release attached hereto as Exhibit A.

    8.2. The releases attached hereto as Exhibit A expressly do not apply to or limit: (1) your rights to indemnification (if any) by the Company; (2) either your potential claims with regard to the Company's future activities, or the Company's potential claims with regard to your future activities; or (3) any Party's rights to enforce the terms of this Agreement.

    11.  Miscellaneous.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement among the Parties with regard to this subject matter. Each of the Parties represents, warrants and agrees that it has received independent legal advice from counsel with respect to the advisability of making the release and settlement provided for herein and with respect to the advisability of executing this Agreement.

Each signatory below represents that he has the indicated Party's full authority to execute this Agreement on the Party's behalf. Furthermore, each of the Parties acknowledges that the Party has read and understands this Agreement, and that the Party signs its release of all claims voluntarily, with the full appreciation that at no time in the future may the Party pursue any of the rights of the Party has waived in this Agreement, including Exhibit A. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by you, and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of you and the Company and inure to the benefit of you and the Company and your, or its heirs, successor and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California.

If this Agreement is acceptable to you please sign below and on the attached Employee Agreement and Release, which is part of this Agreement, and return the originals of both to me by hand.

Sincerely,

PAYPAL, INC.
By:	/s/ SAL GIAMBANCO Sal Giambanco Vice President, HR and Administration
EXHIBIT A—EMPLOYEE AGREEMENT AND RELEASE
ACCEPTED AND AGREED BY H. DAVID JOHNSON:
/s/ H. DAVID JOHNSON H. David Johnson

EXHIBIT A
CONFIDENTIALITY AGREEMENT

Exhibit A

EMPLOYEE AGREEMENT AND RELEASE

    I agree to the terms described in the foregoing letter Agreement.

    Except as otherwise set forth in this Agreement, I hereby release, acquit and forever discharge the Company, its subsidiaries, and their officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date this Agreement is signed, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company, the termination of that employment or the events surrounding the termination; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interest in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; and claims pursuant to any federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended, tort law, contract law, wrongful discharge, discrimination, harassment, fraud, defamation, emotional distress, and breach of the implied covenant of good faith and fair dealing.

    I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I expressly waive and relinquish all rights and benefits under that section and any law of Nebraska or any other jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Company.

By:	/s/ H. David Johnson
Date:	August 29, 2001

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Exhibit A EMPLOYEE AGREEMENT AND RELEASE